# Modern Coal, LLC

3327 W. Wadley, Suite 3-317, Midland, Texas 79707
Phone (432) 349-0475 / Fax (248)-920-0396 / Email: Moderncoal@Gmail.com

April 4, 2011

Carl A. Jones Jr.

Sr. General Manager

Advent Enterprises Inc

1074 W. 6th St Ste 101

Corona, Ca. 92882

Off: 818.254.8672

Mbl: 951.442.4495

"Carl Jones" <cjones@advententerprisesinc.net>

**Re: Firm Corporate Offer for International Coal Sales**

Dear Mr. Jones:

As the Chief Executive Officer of Modern Coal, LLC (hereinafter "Modern"), I am pleased to issue this Firm Corporate Offer based on the discussion on March 28, 2011 with your client regarding the purchase of coal.

The mines are located near Hindman in eastern Kentucky (http://mapq.st/ePX71T) in a major coal production region of the USA. First coal production from the area was in the late 1800s. The nearby counties account for approximately 75% of the coal produced in Kentucky and approximately 12% of the coal produced in the USA. The coal is a combination of metallurgical-grade coal and high-quality steam coal. The mines are located within 8 miles of a CSX rail-loading terminal and within 12 miles of a barge-loading terminal, with good roads between the mines and the rail and barge terminals.

Followings are the specifications and other conditions of the coals;

**********

**1. Specifications.** The specifications for the coal supplied by Modern Coal, LLC, will be as follows:

A. STEAM QUALITY COAL

| Parameter | Typical | Rejection |
|---|---|---|
| Ash | 5.0% | >7% |
| Sulfur | 0.6% | >1.0% |
| Volatile Matter | 43 | >50 |
| BTU | 13,500 | <11,500 |

B. METALLURGIC QUALITY COAL

| Parameter | Typical | Rejection |
|---|---|---|
| Ash | 7% | >9% |
| Sulfur | 0.6% | >0.9% |
| Volatile Matter | 38 | >43 |
| MAF—BTU | 18,000 | <15,000 |
| Free Swelling Index | 5.5 | |

**2. Coal Reserves.** The coal reserves are produced from numerous seams including the Amburgy, Elkhorn 1, Elkhorn 2, Elkhorn 3, Elkhorn 3.5, and Elkhorn 4. These seams contain highly volatile bituminous coals with a sulfur content varying from 0.65% to 1.4% and with thermal parameters ranging from 12,000 to 13,500+ BTU. These coal qualities are in strong demand primarily due to their exceptionally high thermal content but also because of environmental restrictions imposed on both electric utility and industrial users of steam and stoker coal, respectively. The Elkhorn seams are particularly suitable for the premium-priced stoker market and comprise over 85% of the company's reserves.

Status of Mining Permits:

A. Underground Mine - Permitted
836 acres
Lower Elkhorn #1 or Pond Creek seam
Estimated recoverable reserves, 2,223,000 tons

B. Underground Mine - Permitted
564 acres
Elkhorn 3.5 seam
Estimated recoverable reserves 5,000,000 tons

C. Strip and Auger Mining Operations – Permitting process nearly complete
200 acres
Elkhorn #1, Elkhorn #2, Elkhorn #3, Elkhorn #3.5, Elkhorn #4, seams
Estimated recoverable reserves, 4,000,000 tons

**3. Sales Price.** $90.00 per ton for Steam Quality Coal and $120.00 per ton for Metallurgic Quality Coal.

**4. Delivery Point.** Modern will deliver the coal to the Port of New Orleans, or some other comparable port on the Gulf of Mexico (shipping from the port of Baltimore, Maryland is unavailable at this time due to lack of capacity). Ownership of the coal will transfer from Modern Coal to Coridel Capital Partners when the coal is loaded on Coridel's appointed ship.

**5. Term**. The initial term is 36 months beginning with the first delivery of coal to Coridel's ship. Coridel shall have the option to extend the agreement for two additional 12-month periods.

**6. Contract Amount.** For each 12-month period, Modern will deliver to Coridel a total of 800,000 tons of Steam Quality Coal. The coal will be delivered in volumes acceptable to Coridel, but is projected to be approximately 100,000 tons per shipload. The delivery of this

3327 W. Wadley, Suite 3-317, Midland, Texas 79707
Phone (432) 349-0475 / Fax (248)-920-0396 / Email: Moderncoal@Gmail.com

volume, at the price stated above, results in $72,000,000.00 USD for each 12-month period or a total of $360,000,000.00 USD for the primary term plus both renewal options.

Additionally, for each 12-month period, Modern will deliver to Coridel a total of 300,000 tons of Metallurgic Quality Coal. The coal will be delivered in volumes acceptable to CCP, but is projected to be approximately 100,000 tons per shipload. The delivery of this volume, at the price stated above, results in $33,000,000.00 USD for each 12- month period or a total of $165,000,000.00 USD for the primary term plus both renewal options.

The total value, over the primary term plus both renewal options, is $525,000,000.00 USD.

**7. Payment.** Cash or irrevocable Drawable Letter of Credit from Coridel's USA bank against a seller performance bond amounts to be negotiated and included in contract.

**8. Other Specifications.** Subject to good-faith negotiation of a mutually agreeable Purchase and Sale Agreement that conforms to this Firm Corporate Offer.

If the above terms are acceptable to you, please sign where indicated below and return a copy to Modern Coal at the address shown on the letterhead. This offer is not assignable and is valid only if accepted by April 7, 2011.

**********

Thank you for your consideration.

**Modern Coal, LLC**

Brad Lamar
Chief Executive Officer

Accepted this ___4th___ day of ____April__, 2011 for **Advent Enterprises Inc.** by

Carl A. Jones Jr.

Sr. General Manager

Advent Enterprises Inc.